Exhibit 99.1

Azora Therapeutics Reports 2026 Third Quarter Financial Results
and Provides Business Update

Azora Therapeutics commenced trading on Nasdaq as “AZR”

New executive team and Board of Directors appointed

AT177 IND submission and Phase 1a initiation on track for the first half of 2027

Los Angeles, CA, November 12, 2026 (GLOBE NEWSWIRE) -- Azora Therapeutics, Inc. (Nasdaq: AZR) (“Azora” or the “Company”), a biopharmaceutical company developing locally acting treatments for serious immune-mediated and inflammatory diseases, today provided a business update and reported its financial results for the third quarter ended September 30, 2026.

During the quarter, Azora continued to advance AT177 through IND-enabling studies and expanded its scientific and operating team. AT177 is a proprietary, oral, colon-targeted aryl-hydrocarbon receptor (AhR) agonist designed to restore mucosal immune homeostasis at the site of disease with minimal systemic exposure.

“With our transition to Nasdaq, Azora is well positioned for success to bring AhR biology to people living with ulcerative colitis,” said Matt Davidson, Ph.D., President, Co-Founder and Chief Executive Officer. “We are pleased to have recently strengthened our leadership team, appointing Celia Economides as CFO and David Rubenstein, M.D., Ph.D., as Chief Scientist. Dr. Rubenstein led the development and FDA approval of the first AhR agonist. We have further added to our depth of experience through the appointment of new Board members who bring inflammatory disease, clinical development and company building expertise to Azora. Our focus now is execution excellence, and we remain on track to submit an IND for AT177 and initiate our Phase 1a trial in the first half of 2027.”

Corporate Highlights

●	New name and Nasdaq ticker. Effective October 29, 2026, the Company changed its name from Adial Pharmaceuticals, Inc. to Azora Therapeutics, Inc., and its common stock began trading on The Nasdaq Capital Market under the symbol “AZR.”

●	Stockholder approvals. On October 28, 2026, the Company’s stockholders approved all remaining transaction matters, including the conversion of the Series A preferred stock and the exercise of the pre-funded and milestone warrants. On November 2, 2026, 9,924.260 shares of Series A preferred stock converted into 9,924,260 shares of common stock. The remaining 3,006.341 shares of Series A preferred stock remain outstanding and convertible into 3,006,341 shares of common stock, subject to beneficial ownership limitations.

New executive team

The following were appointed to executive roles at Azora effective October 28, 2026:

●	Matt Davidson, Ph.D., Azora co-founder, was appointed President and Chief Executive Officer. He previously founded Verrica Pharmaceuticals and led development of the first FDA-approved treatment for molluscum contagiosum.

●	Celia Economides was appointed Chief Financial Officer based on her more than 20 years of biopharma finance leadership across public and private companies.

●	Julie Saiki, Ph.D., Azora co-founder, was appointed Chief Strategy Officer. Her research at Stanford helped establish AhR activation as a potential therapeutic approach for ulcerative colitis and provided the scientific foundation for AT177.

●	David Rubenstein, M.D., Ph.D., joined as Chief Scientist. As Chief Scientific Officer of Dermavant Sciences, he led tapinarof (VTAMA® cream 1%), the first FDA-approved AhR agonist, through development and approval.

New Board of Directors

On November 3, 2026, the Board appointed three independent directors, joining Dr. Davidson, who serves as Chair, and Wendy Young, Ph.D., former Senior Vice President of Small Molecule Drug Discovery at Genentech:

●	Aida Habtezion, M.D., former Chief Medical Officer of Pfizer and former Stanford gastroenterologist whose research included the role of AhR in intestinal immunity.

●	Paul Hastings, Chief Executive Officer of Nkarta and former Chair of the Biotechnology Innovation Organization (BIO).

●	Thomas Soloway, Chief Executive Officer of T-knife Therapeutics and former Chief Financial Officer of Audentes Therapeutics and Ascendis Pharma, chairs the Audit Committee.

Milestone financing

On September 16 and September 30, 2026, the Company amended its securities purchase agreement and note exchange agreements to remove a provision that reduced investors’ milestone warrant purchase rights by the percentage of their initial closing pre-funded warrants exercised. Up to approximately $32.4 million in gross proceeds could be received if investors elect to purchase the milestone warrants.

AT177 Program Update and Milestones

●	IND-enabling studies continued, building on completed GLP toxicology studies and pre-IND feedback from the FDA.

●	GMP manufacturing initiated to support clinical development of AT177.

●	First half of 2027: Planned IND submission and initiation of a Phase 1a single- and multiple-ascending-dose (SAD/MAD) trial, subject to regulatory clearance.

Third Quarter 2026 Financial Results

Cash position

Cash and cash equivalents were $22.0 million as of September 30, 2026, compared to $28.7 million as of June 30, 2026. Existing cash and cash equivalents are anticipated to fund the Company’s current operating plan, including completion of IND-enabling studies and the Phase 1a trial. This does not assume any proceeds from the issuance and sale of milestone warrants.

Research and development (R&D) expenses increased by approximately $1.3 million to $1.8 million for the three months ended September 30, 2026, compared to $0.5 million for the same period in 2025. The increase reflects preclinical and toxicology work for AT177.

General and administrative (G&A) expenses increased by approximately $4.5 million to $5.8 million for the three months ended September 30, 2026, compared to $1.2 million for the same period in 2025. The increase reflects merger and integration costs, as well as stock-based compensation and severance expenses.

Net loss was $64.6 million, or $4.52 per basic and diluted share, for the three months ended September 30, 2026, compared to $1.8 million, or $2.02 per share, for the same period in 2025. The third quarter net loss includes a non-cash charge of $57.1 million for the change in fair value of the milestone warrant rights liability, recorded before those rights were reclassified to equity.

Stockholders’ equity

As of September 30, 2026, the Company had a stockholders’ deficit of $21.1 million, primarily because $38.5 million of Series A convertible preferred stock was classified as temporary equity pending conversion. Following the September amendments, the $80.9 million milestone warrant rights liability was reclassified to equity, and it no longer requires remeasurement. On October 28, 2026, the stockholders approved the conversion of the Series A convertible preferred stock, and as a result the Company expects to reclassify the $38.5 million carrying value of the Series A convertible preferred stock into stockholders’ equity in the fourth quarter of 2026. On November 2, 2026, 9,924.260 shares of Series A preferred stock converted into 9,924,260 shares of common stock.

About AT177

AT177 is a fully synthetic, patented, oral AhR agonist designed to restore mucosal immune homeostasis at the site of disease with minimal systemic exposure. AT177 is a prodrug of the active ingredient, indirubin, a potent AhR agonist derived from indigo naturalis, a botanical extract that has been evaluated in clinical studies in patients with ulcerative colitis but has not been approved by the U.S. Food and Drug Administration. AT177’s colon-targeted formulation is designed to deliver therapeutic AhR engagement directly to the colonic mucosa with the goal of minimizing the systemic AhR exposure associated with adverse effects. In preclinical studies, AT177 demonstrated robust local colonic AhR activation with markedly limited systemic exposure. AT177 is currently in IND-enabling studies, with an IND submission and Phase 1a clinical trial planned for the first half of 2027.

About Azora Therapeutics

Azora Therapeutics is a biopharmaceutical company focused on developing treatments for serious inflammatory diseases. The company was launched out of Stanford University after being incubated in the translational medicine SPARK program. Azora owns worldwide royalty-free rights to its technology, which is based on the development of oral agonists of the aryl hydrocarbon receptor. Azora’s lead program is AT177, a proprietary colon-targeted aryl hydrocarbon receptor (AhR) agonist designed to enable localized activation with limited systemic exposure in development for ulcerative colitis. More information on Azora can be found on the company’s website at www.AzoraTherapeutics.com.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include, but are not limited to, statements regarding advancing AT177 into the clinic in 2027; building long-term value for patients and shareholders; the aryl hydrocarbon receptor’s (“AhR”) potential to restore immune homeostasis and epithelial barrier function in UC; the targeted delivery strategy addressing an important limitation of earlier AhR agonists and positioning AT177 to capture the promise of localized AhR activation with a potentially better safety profile; remaining on track to submit an IND in the first half of 2027; existing cash and cash equivalents funding the Company’s current operating plan; the potential purchase of milestone warrants by investors; and the initiation of a Phase 1a SAD/MAD clinical trial planned to commence in the first half of 2027, followed by a Phase 1b proof-of-concept study in UC patients. Any forward-looking statements included herein reflect the Company’s current views, and they involve certain risks and uncertainties, including, among others, the Company’s ability to continue as a going concern and to raise additional capital when needed on acceptable terms or at all; the Company’s identified material weakness in internal control over financial reporting; the Company’s ability to submit an IND and initiate a Phase 1a SAD/MAD clinical trial in the first half of 2027, followed by a Phase 1b proof-of-concept study in UC patients; the Company’s ability to pursue its regulatory strategy; the ability to reproduce favorable results in clinical trials; the Company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements; the Company’s ability to develop strategic partnership opportunities and maintain collaborations; the Company’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities; the Company’s ability to complete clinical trials on time and achieve desired results and benefits as expected; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for specific indications; acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of its products; the Company’s ability to maintain its license agreements; the continued maintenance and growth of the Company’s patent estate and its ability to retain its key employees. These risks should not be construed as exhaustive and should be read together with the other cautionary statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q (including Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026) and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Investor Contact:

Mike Moyer
Managing Director
LifeSci Advisors, LLC
Phone: (617) 328-4326
Email: mmoyer@lifesciadvisors.com

Media Contact:

Ashley Biladeau
Inizio Evoke Comms
Ashley.Biladeau@inizioevoke.com

AZORA THERAPEUTICS, INC.

Condensed Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Operating Expenses:
Research and development expenses(1)	$1,775	$521	$2,648	$2,000
General and administrative expenses(1)	5,756	1,243	12,725	3,914
Acquired in-process research and development	—	—	46,185	—
Total Operating Expenses	7,531	1,764	61,558	5,914

Loss From Operations	(7,531)	(1,764)	(61,558)	(5,914)

Other Income (Expense)
Interest income	170	48	275	107
Change in fair value of milestone warrant rights liability	(57,108)	—	(48,828)	—
Financing expense allocated to milestone warrant rights liability	—	—	(2,067)	—
Loss on extinguishment of Azora Therapeutics convertible promissory notes	—	—	(6,054)	—
Loss on equity method investment	(93)	(77)	(342)	(339)
Other income (expenses)	—	(1)	—	165
Total other income (expense)	(57,031)	(30)	(57,016)	(67)

Net Loss	$(64,562)	$(1,794)	$(118,574)	$(5,981)

Loss per share, basic and diluted	$(4.52)	$(2.02)	$(17.41)	$(11.35)
Weighted average shares, basic and diluted	14,296,323	886,852	6,810,071	526,829

(1)	Includes stock-based compensation as follows (non-cash operating expenses):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Research and development	$213	4	220	10
General and administrative	745	143	1,023	498
Total stock-based compensation expense	$958	$147	$1,243	$508

AZORA THERAPEUTICS, INC.

Condensed Balance Sheet Data

(Unaudited)

(in thousands)

	September 30,	December 31,
	2026	2025
Cash and cash equivalents	$22,044	$5,881
Working capital	17,321	4,784
Total assets	22,528	6,674
Stockholders’ (deficit) equity	$(21,061)	$5,277